Exhibit 21

Subsidiaries of AmeriVest Properties Inc.

Subsidiary Name	State of Incorporation

AmeriVest Broadway Properties Inc.	Colorado
AmeriVest Sheridan Center Inc.	Colorado
AmeriVest Properties Texas Inc.	Texas
AmeriVest Buildings Texas Inc.	Texas
AmeriVest Properties Indiana Inc.	Indiana
AmeriVest Inverness Inc.	Colorado
AmeriVest Arrowhead Inc.	Arizona
AmeriVest Kellogg Inc.	Colorado
Kellogg Executive Suites Inc.	Colorado
AmeriVest Parkway Inc.	Texas
AmeriVest Centerra Inc.	Colorado
AmeriVest Chateau Inc.	Colorado
AmeriVest Black Canyon Inc.	Arizona